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                                                                    Exhibit 12.1


         THE PEOPLES GAS LIGHT AND COKE COMPANY AND SUBSIDIARY COMPANIES

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


                                                                                               FISCAL YEARS ENDED SEPTEMBER 30,
                                                  9 months ended   12 months ended  ------------------------------------------------
                                                     6/30/2003        6/30/2003       2002      2001      2000      1999      1998
                                                  ---------------  ---------------  --------  --------  --------  --------  --------

Net Income Before Preferred
    Stock Dividends                               $        84,544  $        83,084  $ 77,818  $ 75,259  $ 73,576  $ 78,217  $ 68,378

Add - Income Taxes                                         51,458           50,564    47,832    47,692    41,954    44,115    38,188
    Fixed Charges excluding capitalized interest           17,115           22,533    23,673    36,737    33,640    31,398    33,141
                                                  ---------------  ---------------  --------  --------  --------  --------  --------

Earnings                                          $       153,117  $       156,181  $149,323  $159,688  $149,170  $153,730  $139,707
                                                  ---------------  ---------------  --------  --------  --------  --------  --------


Fixed Charges including capitalized interest      $        17,115  $        22,533  $ 23,673  $ 36,737  $ 34,462  $ 34,040  $ 33,786

Ratio of Earnings to Fixed Charges                           8.95             6.93      6.31      4.35      4.33      4.52      4.14
                                                  ---------------  ---------------  --------  --------  --------  --------  --------